Exhibit 10.2

WATSON PHARMACEUTICALS, INC.

KEY EMPLOYEE AGREEMENT

This Key Employee Agreement (“Agreement”) is entered into as of August 1, 2007 (the “Effective Date”), by and between Paul M. Bisaro (“Executive”) and Watson Pharmaceuticals, Inc. (the “Company”), a Nevada corporation.

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.  Executive’s employment under this Agreement shall commence on September 4, 2007 or such later date as shall be mutually agreed (the “Commencement Date”) and end on the fifth anniversary of the Commencement Date, unless earlier terminated or extended by the parties in writing in accordance with the provisions hereof (the “Employment Term”).  Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts employment effective as of the Commencement Date.  In this position, Executive shall perform such duties as are assigned from time to time by Board of Directors of the Company (the “Board”).  During the Employment Term, Executive will devote his best efforts and substantially all of his business time and attention (except for paid time off periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  In connection with his appointment as Chief Executive Officer of the Company, Executive shall also be appointed as a member of the Board and shall be nominated by the Company for reelection to the Board during the Employment Term unless such nomination is then contrary to applicable law.  Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.             COMPENSATION.

2.1          Salary.  For services to be rendered hereunder, Executive shall receive a base salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.  Executive will be considered annually for possible increases in base salary in accordance with Company policy and the terms of this Agreement and subject to review and approval by the Board or the Compensation Committee of the Board (“Compensation Committee”), as appropriate.

2.2          Bonus.  Executive shall be eligible to participate in the Company’s 2007 Senior Executive Compensation Program (“SECP”) and any successor plan thereto at the executive level throughout the Employment Term.  The Company shall have the sole discretion to determine whether

Executive is entitled to any such bonus and to determine the amount of the bonus.  The amount of Executive’s bonus may be determined in whole or in part based on Executive’s performance with respect to certain goals established by the Company and attainment by the Company of its planned financial objectives for the bonus period.  Any bonus is subject to the approval of the Compensation Committee.  The Company retains the authority to review, grant, deny or revise any bonus in its sole discretion.  To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year or as otherwise required by the applicable bonus plan as adopted by the Company from time to time.  The target level of such bonus is set forth in Section 2 of Exhibit A attached hereto.

2.3          Long Term Incentive Awards.  Subject to the approval of the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board, as appropriate, which approval shall be obtained prior to the Commencement Dated, Executive shall receive the long term incentive awards set forth in Section 3 of Exhibit A, and such additional long term incentive awards as may from time to time be granted, pursuant to the terms and conditions set forth in the applicable award agreement and plan documents, copies of which will be made available upon Executive’s request.  For the purposes of this Agreement, all long term incentive awards (e.g., stock options, restricted stock and restricted stock units) granted to Executive by the Company hereunder or granted in the future shall be referred to hereinafter as the “Awards.”

2.4          Paid Time Off.  Executive shall be eligible to accrue paid time off (“PTO”) during the term of this Agreement, in accordance with the Company’s standard policy regarding PTO at the rate of nineteen (19) days per 12-month period during the Employment Term.

2.5          Standard Company Benefits.  Executive shall be entitled to all perquisites, rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other perquisites, benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to the Executive (including without limitation, a car allowance and financial planning in accordance with the terms of the Company’s plans, policy or arrangement in effect from time to time) on terms no less favorable than those applicable to other senior executives of the Company.

2.6          Expenses.  The Company will pay or reimburse Executive for all ordinary and reasonably incurred business related expenses pursuant to the terms and conditions of the Company’s expense reimbursement policies applicable, from time to time, to senior executives of the Company generally.

2.7          Travel and Relocation Expenses.  The Company will reimburse Executive for reasonable costs incurred in traveling from New York to the Company’s corporate headquarters, including first class airfare and, if necessary, rental expenses of an executive apartment for a period of transition to be approved by the Board.  If, at any time during the Employment Term, Executive shall be required by the Company to relocate from his current residence in New York, he shall be reimbursed for all expenses incurred in connection with such relocation pursuant to the Company’s then existing relocation policy applicable to senior executives of the Company.  If no such policy shall then exist, the parties hereto shall negotiate in good faith a reasonable relocation package for Executive.

3.             PROPRIETARY INFORMATION AND INVENTIONS.

Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit C and made a part hereof by this reference.

4.             OUTSIDE ACTIVITIES.

4.1          Activities.  Except with the prior written consent of the Board, as appropriate, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities and manage his personal business affairs so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2          Investments and Interests.  During his employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

4.3          Non-Competition.  During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5.             OTHER AGREEMENTS.

Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party.

6.             TERMINATION OF EMPLOYMENT.

6.1          At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.  Executive shall have the right to terminate his employment with the Company at any time with or without Good Reason and with or without notice.

6.2          Termination by Company for Cause.  If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination; and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

(a)           Definition of “Cause.”  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events upon written notice to Executive and a reasonable opportunity for Executive to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board): (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct in connection with his employment; (iii) conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude;

(iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of this Agreement).   For purposes of clauses (ii), (iv) and (vi) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.  Notwithstanding the foregoing, the Company shall not have “Cause” to terminate Executive’s employment in connection with any of the foregoing events to the extent that the Company shall have either consented to such event or to the extent that ninety (90) days shall have elapsed following the date that the Company becomes aware (or reasonably should have been aware) of such event without delivering notice to the Executive (“Cause Notice”).

(b)           Executive shall have the right to appear before the Board, with his counsel present if he so elects, prior to any final determination by the Board to terminate his employment for Cause.  Executive may request a meeting with the Board by submitting a written request to the Board within ten (10) days of receipt of the Cause Notice.  Such meeting shall be fixed and shall occur on a date selected by the Board (such date being not less than five (5) nor more than twenty (20) days after the Board receives the Executive’s written request).  Unless otherwise agreed by the parties, such meeting shall take place at the executive offices of the Company and the Executive shall have the right to address the Board for such period of time as established by the Board, but in no event less than thirty (30) minutes.

6.3          Termination by Company Without Cause.  If the Company terminates Executive’s employment at any time without Cause, Executive shall be entitled to severance benefits as set forth in Section 4.1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.  For the avoidance of doubt, in the event Executive’s employment is terminated on or after the expiration of the Employment Term, Executive shall not be entitled to any severance benefits other than the Accrued Rights, as defined in Exhibit A.

6.4          Executive’s Voluntary Resignation.  Executive may terminate his employment with the Company at any time, with or without Good Reason, and with or without notice.  In the event Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

6.5          Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for his termination for Good Reason and provides the Company with a reasonable opportunity to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board).  If Executive terminates his employment for Good Reason, Executive shall be eligible for severance benefits as set forth in Section 4.2 of Exhibit A, attached hereto.

(a)           Definition of “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the Commencement Date without Executive’s consent:  (i) the failure to elect or reelect Executive to the positions of President and Chief Executive Officer; the removal of him from either such position; or any material diminution in his duties or responsibilities, taken as a whole, in such positions; (ii) the failure to appoint Executive as a member of the Board or to renominate him for election to the Board upon the expiration of his initial term as a director unless such renomination would violate any applicable law, rule or regulation; (iii) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a President and Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board; (iv) any material breach by the Company of this Agreement; (v) conduct by the Company occurs that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; or (vi) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets of the Company.  Notwithstanding the foregoing, Executive shall not have “Good Reason” to terminate his employment in connection with any of the foregoing events to the extent that Executive shall have either consented to such event or to the extent that ninety (90) days shall elapsed following the date that Executive becomes aware (or reasonably should have been aware) of such event without delivering notice to the Company.

6.6          Termination for Death or Disability.  Executive’s employment with the Company will be terminated in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period (“Disability”).  The determination regarding whether Executive is physically unable regularly to perform his duties shall be made by the Board following examination by a certified physician mutually selected by the Board and Executive.  Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.  In the event that Executive’s employment with the Company is terminated for death or Disability as described in this Section 6.6, Executive or Executive’s heirs, successors, and assigns shall receive the benefits as set forth in Section 4.3 of Exhibit A, attached hereto.

6.7          Cessation.  If Executive violates any provision of Section 8 of this Agreement or the Employee Proprietary Information and Inventions Agreement and Executive fails to correct such violation within ten (10) days after Executive is given written notice by the Board, then any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

6.8          Expiration of the Employment Term.  At least three months prior to the expiration of the Employment Term, each party hereto shall notify the other party of its intention whether to extend the Employment Term and of any proposed changes to the terms and conditions contained in the Agreement hereof.  If the Employment Term expires and a new employment agreement (or amendment to this Agreement) has not been executed, Executive shall continue in employment with the Company at the same salary and bonus level as in effect prior to the expiration of the Employment Term.  If the Company elects not to continue Executive’s employment, Executive shall be paid all earned but unpaid amounts, all unreimbursed expenses and a pro rata bonus (based on his then current target bonus) for the year in which his employment is terminated.

7.             CHANGE OF CONTROL.

7.1          Definition.  For purposes of this Agreement, Change of Control means the occurrence of any of the following:

(a)           a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions);

(b)           a liquidation or dissolution of the Company;

(c)           a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

(d)           an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause “(c)” of this sentence, of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

(e)           in the event that the individuals who, as of the Commencement Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board.  (If the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

7.2          Termination After a Change of Control. In the event Executive’s employment with the Company is terminated without Cause, or Executive resigns for Good Reason, in each case within ninety (90) days prior to or twelve (12) months following a Change of Control (a “Change of Control Termination”), then Executive shall be eligible for severance benefits as set forth in Section 4.4 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.

7.3          Parachute Payments. In the event that it shall be determined under this Section 7.3 that any payment or benefit to Executive or for the benefit of Executive or on Executive’s behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with the Company or any Affiliate (as defined below)

(individually, a “Payment” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then Executive shall be entitled to receive from the Company one or more additional payments (individually, a “Gross-Up Payment” and collectively, the “Gross-Up Payments”) in an aggregate amount such that the net amount of the Payments and the Gross-Up Payments retained by Executive after the payment of all Excise Taxes (and any interest and penalties imposed with respect to such Excise Taxes) on the Payments and all federal, state and local income tax, employment taxes and Excise Taxes (including any interest and penalties imposed with respect to such taxes and Excise Taxes) on the Gross-Up Payments provided for in this Section 7.3, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Payments.  For purposes of this Section 7.3, an “Affiliate” shall mean any successor to all or substantially all of the business and/or assets of the Company, any person acquiring ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company’s assets, or any other person whose relationship to the Company, such successor or such person acquiring ownership or control is such as to require attribution between the parties under Section 318(a) of the Code.

(a)           All determinations required to be made under this Section 7.3, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the Accountants (as defined below), which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within thirty (30) days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment.  For the purposes of this Section 7.3, the “Accountants” shall mean the Company’s independent certified public accounting firm serving immediately prior to the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code) with respect to which such determination is being made.  In the event that the Accountants are also serving as the accountants, auditors or consultants for the individual, entity or group effecting the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code), the Company shall appoint another nationally recognized independent certified public accounting firm, reasonably acceptable to Executive, to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All fees and expenses of the Accountants shall be borne solely by the Company.

(b)           For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) of Executive shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.

(c)           For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(d)           Any determination by the Accountants shall be binding upon the Company and Executive.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 7.3 (the “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 7.3(f) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(e)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:  (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, engaging legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses, including attorneys’ fees (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income, employment or other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.

(f)            Without limiting the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at the Company’s sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority in respect of such claim and may, at the Company’s sole option, either direct Executive to pay the amount claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income, employment or other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes, interest and penalties for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)           The Gross-Up Payments provided for in this Section 7.3 shall be paid to Executive as soon as practicable after the Accountants have determined the amount of such payments, but not earlier than the date the severance benefits are due to Executive under Section 4.4 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A and in no event later than the end of the calendar year following the calendar year within which the taxes relating to the Gross-Up Payments are remitted to the applicable taxing authorities, as permitted under Code Section 409A; provided, however, that if the amounts of such Gross-Up Payments cannot be finally determined by the Accountants before the end of this period, the Company shall pay to Executive as of the last day of the period described above an estimate, as determined in good faith by the Company, of the amount of such Gross-Up Payments.  In the event that the amount of the estimated payments exceeds the amount subsequently determined by the Accountants to have been due to the Executive, such excess shall constitute a loan by the Company to Executive, payable not later than 30 days after such determination and demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

8.             PROTECTION OF TRADE SECRETS; NON-SOLICITATION; NON-DISPARAGEMENT.

(a)           Executive acknowledges that he will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets, proprietary information and Intellectual Property.  Executive further acknowledges that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries.  Without limiting any other obligations of Executive pursuant to this Agreement, Executive accordingly covenants and agrees with the Company and its subsidiaries that during the Employment Term and the twelve (12) month period following his termination of employment Executive shall not induce or attempt to induce any employee or independent contractor of the Company or its subsidiaries to leave the employ or services of the Company or its subsidiaries, as the case may be, or in any way interfere with the relationship between the Company or its subsidiaries and any employee or independent contractor thereof (other than through general advertisements for employment not specifically directed at employees of the Company or any of its subsidiaries).

(b)           Without limiting any other obligation of Executive or the Company pursuant to this Agreement, each of Executive and the Company hereby covenants and agrees that, except as may be required by applicable law, during the Employment Term and the twenty-four (24) month period following Executive’s termination of employment, each of Executive and the Company shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of, (in the case of Executive) the Company or its subsidiaries or affiliates or their respective past or present products, officers, directors, employees or agents or (in the case of the Company) the Executive.

(c)           If, at the time of enforcement of Section 8 of this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of Section 8, the Company and its subsidiaries would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9.             RELEASE.  In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B, as may be revised and updated as determined to be appropriate by the Company (the “Release”).  Unless the Release is executed by Executive following termination of employment, delivered to the Company within twenty-one (21) days after the Release has been provided to Executive (or forty-five (45) days following Executive’s receipt of the informational package required in the event of a group termination), and not revoked, Executive shall not receive any severance benefits provided under this Agreement, any vesting acceleration of Executive’s Awards as provided in this Agreement shall not apply, and Executive’s Awards in such event shall vest or, in the case of stock options, be exercisable following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable plan and Award agreements.

10.          GENERAL PROVISIONS.

10.1        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

10.2        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

10.3        Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4        Entire Agreement.  This Agreement, together with the Employee proprietary information and Inventions Agreement, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

10.5        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6        Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8        Attorneys’ Fees.  If either party hereto brings any action or other proceeding to enforce his or its rights hereunder, the prevailing party in any such action or proceeding shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action or proceeding.  The Company shall reimburse Executive for his reasonable attorneys fees incurred in connection with the negotiation and preparation of this Agreement, not to exceed $7,500.

10.9        Arbitration.  To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that except as provided in Section 8, any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Los Angeles, California (or such other major metropolitan region where the Company is then headquartered) and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures.  Nothing in this Section 11.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.10      Remedies.  Executive’s duties under Section 8 and the Employee proprietary information and Inventions Agreement shall survive termination of Executive’s employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these sections and the Employee proprietary information and Inventions Agreement would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

10.11      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

WATSON PHARMACEUTICALS, INC.

By:	/s/ David A. Buchen
Name: David A. Buchen
Title: Senior Vice President, General Counsel and Secretary

EXECUTIVE:

/s/ Paul M. Bisaro
Name: Paul M. Bisaro

EXHIBIT A

COMPENSATION AND SEVERANCE TERMS SCHEDULE

1.             BASE SALARY

For services to be rendered under this Agreement, Executive shall receive an initial base salary at an annualized rate of $1,000,000, payable in accordance with the Company’s standard payroll practices, and subject to possible increases as set forth in the Agreement.

2.             BONUS

Executive’s fiscal year 2007 SECP target bonus shall be 100% of Executive’s annual base salary, prorated for the portion of the calendar year 2007 during which Executive is employed by Company.  For subsequent fiscal years, Executive’s SECP target bonus shall be determined by the Compensation Committee and shall be based upon reasonable performance criteria established by the Compensation Committee.

3.             LONG TERM INCENTIVE AWARDS

On the Commencement Date, subject to the approval by the Compensation Committee, which approval shall occur prior to the Commencement Date, Executive shall receive the following stock option grants (“Options”):

(1)           An option to purchase 127,200 shares of Company common stock (“Shares”), with an exercise price equal to the closing price of the Company common stock on the Commencement Date.  Assuming continued employment, this Option will vest and become exercisable as follows:

•                                          The Option will vest and become exercisable with respect to 25% of the Shares         subject thereto on each anniversary of the Commencement Date

(2)           An option to purchase 400,000 Shares, with an exercise price equal to the closing price of the Company common stock on the Commencement Date.  Assuming continued employment, this Option will vest and become exercisable as follows:

•                                          The Option will vest in three (3) substantially equal annual installments commencing on the third anniversary of the Commencement Date.

As of the Commencement Date, Executive shall be awarded 42,600 Shares of Restricted Stock in the Company.  Assuming continued employment, the Shares of Restricted Stock shall vest as follows:

•                                          50% of the Shares shall vest on the second anniversary of the Commencement Date

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•                                          The remaining 50% of the Shares shall vest on the fourth anniversary of the Commencement Date

The terms of the stock option and restricted stock award shall be set forth in and governed by the Company’s equity incentive plan and forms of award agreements generally applicable to the Company’s senior executives.

4.             SEVERANCE BENEFITS

4.1          Termination By Company without Cause.  If the Company terminates Executive’s employment at any time without Cause, the Company shall provide to Executive, within thirty (30) days after the effective date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release), as the only severance compensation and benefits the following:

(a)           Cash severance payments, subject to standard withholdings or deductions, in an amount equal to the sum of:

(i)            (1) Executive’s base salary through the date of termination (including accrued but unused vacation); (2) any earned but unpaid portion of Executive’s SECP bonus for the fiscal year preceding the year of termination; (3) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy before the date of Executive’s date of termination and (4) such employee benefits, if any, as to which Executive may be entitled under employee benefit plans in accordance with their then-existing terms at the time of Executive’s termination of employment (collectively, the “Accrued Rights”), payable in a lump sump;

(ii)           a pro-rated bonus under the SECP for the year of termination, as determined by the Board, considering the Company’s actual performance for the entire year and the number of calendar months during the fiscal year that Executive was employed before such termination (rounded up to the next whole month), payable in a lump sum; and

(iii)          two (2) times the sum of Executive’s then existing base salary and target annual bonus opportunity for the year of termination (or, if higher, the annual bonus awarded in respect of the year preceding the year of employment termination), payable in twenty-four (24) equal monthly installments following termination of employment; and

(b)           Company paid coverage for Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of 18 months following termination of employment (or such shorter period that Executive is entitled to COBRA continuation coverage).

4.2          Executive’s Resignation for Good Reason.  If Executive terminates his employment with the Company for Good Reason, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as

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“Effective Date” is defined in the Release), as the only severance compensation and benefits, the same severance compensation and benefits provided in Section 4.1 hereof.

4.3          Death/Disability.  In the event of Executive’s death or Disability, Executive or his estate or legal representative shall be entitled to the Accrued Rights and a lump sum payment equal to Executive’s pro-rated bonus under the SECP for the year of Executive’s death or Disability based on the Company’s actual performance for the entire year and the number of calendar months during the fiscal year that Executive was employed before such termination (rounded up to the next whole month).

4.4          Change of Control Termination.  In the event of a Change of Control Termination at any time during the Employment Term, the Company shall provide to Executive, within ten (10) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) or such later date as may be required pursuant to Section 4.5, as the only severance compensation and benefits:

(a)           A lump sum severance payment, subject to standard withholdings or deductions, equal to the sum of (i) 300% of Executive’s base salary and (ii) 300% of Executive’s target SECP bonus for the year in which Executive terminates employment.

(b)           Company paid coverage for Executive under the Company’s life and disability insurance programs and Company paid coverage for Executive under COBRA in either case for a period of 18 months following termination of employment (or such shorter period that Executive is entitled to COBRA continuation coverage) and thereafter until the earlier of (i) the thirty-six (36) month anniversary of Executive’s termination or (ii) Executive becoming eligible for comparable life, disability or group medical insurance coverage, as applicable.

(c)           Any unvested Awards held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination.

4.5          Delayed Payments.  Notwithstanding anything in this Section 4 to the contrary, if the Company determines in good faith that any payment or benefit under this Section 4, that is payable to Executive on account of a termination of employment with the Company, constitutes a “deferral of compensation” under Code Section 409A (as set forth in IRS Notice 2005-1, or the Final Treasury Regulations), and that Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall delay commencement of any such payment or benefit until six months after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) (the “409A Suspension Period”).  With respect to any benefits to be provided by the Company (such as continued health care benefits, if any), Executive shall pay for such benefits directly during the 409A Suspension Period.  Within 15 calendar days after the end of the 409A Suspension Period, the Company shall pay to Executive a lump sum payment in cash equal to any payments and benefits (including interest on any such payments and benefits, at an interest rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S.

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Corporate, A Rated, 15+ Years Index” as of December 31 of the year preceding the year of termination, for the 409A Suspension Period) that the Company would otherwise have been required to provide under this Section 4 but for the imposition of the 409A Suspension Period.  Thereafter, Executive shall receive any remaining payments and benefits due under this Section 4 in accordance with the terms of this Section 4 (as if there had not been any suspension period).

5.             INCENTIVE COMPENSATION RECOVERY.

Notwithstanding anything in the Agreement to the contrary, in the event of a significant restatement of the Company’s financial results (as determined by the Board in good faith), the Board will review all compensation that was made to the Executive on the basis of having met or exceeded specific performance targets for performance periods beginning after January 1, 2007 which occur during the restatement period.  If a lower payment of performance-based compensation would have been made to Executive based upon the restated financial results, the Board will, to the extent permitted by applicable law, seek to recoup from Executive for the benefit of the Company the amount by which Executive’s incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results on a net after-tax basis, plus a reasonable rate of interest; provided, however, that the Board shall not seek to recoup incentive compensation paid more than three (3) years before the date the applicable restatement is disclosed.

For the avoidance of doubt, this Section 5 shall not relate to the gain recognized on any stock option, the compensation received in respect of any restricted stock or restricted stock unit grant, or any other variety of equity-based compensation, whether made on or after the Commencement Date, that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives.  Similarly, this Section 5 shall not apply to any award that has or had alternative vesting criteria unrelated to the performance objective affected by the restatement that have otherwise been satisfied at the time of the restatement.

A “significant restatement” shall mean a restatement of the Company’s financial statements for 2007 or any year thereafter which, in the good faith opinion of the Company’s independent registered public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year.  Notwithstanding the immediately preceding sentence, a significant restatement shall not include any restatement that (i) occurs more than three years following the date that the Employment Term ends, (ii) is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (iii) that the Board determines arose as a result of events, facts or changes in law or practice that were beyond the control and responsibility of Executive or which the Board determines occurred regardless of the Executive’s diligent and thorough performance of his duties and responsibilities.  In addition, in determining the amounts, if any, that Executive shall be required to reimburse the Company pursuant to this Section 5 (or that would be payable to Executive in respect to any then in progress awards), all effects, whether positive or negative, of any change in the manner of reporting any transaction or class of transactions that the Audit Committee shall specifically agree to exclude for this purpose shall be disregarded.

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EXHIBIT B

RELEASE AGREEMENT

I understand that my position with Watson Pharmaceuticals, Inc. (the “Company”) terminated effective                     (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will, within thirty (30) days after the Effective Date of this Release, pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement (the “Agreement”) entered into as of                    , 2007, between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign this Release.  I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities and costs of defense (including without limitation reasonable attorneys’ fees) arising from my actions within the course and scope of my employment with the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

I acknowledge that I remain bound by the Employee proprietary information and Invention Agreement which I signed in connection with my employment (“Invention Agreement”) and that the provisions of the Invention Agreement shall remain in full force and effect. In accordance with my existing and continuing obligations under the Invention Agreement, I have returned to the Company all materials required to be returned pursuant to the Invention Agreement, as well as any other Company property in

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my possession.  In consideration for the severance benefits I am receiving hereunder, I agree that I will reasonably cooperate with the Company after the Separation Date to assure the smooth transition of pending matters and to answer questions which may arise from time to time regarding my former duties and responsibilities.  Effective as of the Separation Date, I resign any and all offices and directorships with the Company and any of its affiliates, and will execute all documents reasonably requested by the Company or its affiliates to effectuate such resignations.  Further, I agree that I will not hereafter disparage the Company or any of the Releasees, either orally or in writing, to any person or entity.  The Company agrees that its officers and directors will not disparage me, either orally or in writing, to any person or entity.

Agreed:

Date	[Employee]

Date	WATSON PHARMACEUTICALS, INC.

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EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT